Exhibit 99.2

Dated: December 1, 2023

To:	COR3 & CO. (HOLDINGS) LIMITED	俊
	Cricket Square, Hutchins Drive	昭
	P.O. Box 2681, Grand Cayman	法
	KY1-1111 Cayman Islands	律
事
	Attn: The Board of Directors	務
所

Dear Sirs

COR3 & CO. (HOLDINGS) LIMITED (THE “LISTCO”) – REGISTRATION STATEMENT ON FORM F-1 OF THE LISTCO

1.	Introduction

1.1.	We have acted as Singapore legal counsel to HI Style (Singapore) Pte. Ltd. (the “Company”), a company incorporated under the laws of Singapore, in connection with the Offering (as defined below) and we refer to the Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”) filed by the Listco with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the public offering (the “Offering”).

1.2.	This letter is given to the Listco solely for its benefit in connection with the Offering, as further described in the Registration Statement, filed by the Listco with the SEC under the Securities Act, as amended, in relation to the Offering.

2.	Scope

2.1.	This letter relates only to the laws of general application in Singapore as at the date hereof and as currently applied by the Singapore courts and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore (“Singapore Laws”).

2.2.	We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore. In particular:-

(a)	we express no opinions (i) on public international law or on the rules of or promulgated under any treaty or by any treaty organisation, or on any taxation law of any jurisdiction (including Singapore); (ii) that the future or continued performance of a party’s obligations or the consummation of the transactions contemplated by the Offering will not contravene Singapore Laws, its application or interpretation if altered in the future; and (iii) with regard to the effect of any system of law (other than Singapore Laws) even in cases where, under Singapore Laws, any foreign law should be applied, and we therefore assume that any applicable law (other than Singapore Laws) would not affect or qualify the opinions as set out below; and

(b)	this letter speaks as of the date hereof, no obligation is assumed to update this letter or to inform any person of any change of law or other matters coming to our knowledge and occurring after this date, which may, affect this letter in any respect.

WE DO NOT ACCEPT SERVICE OF COURT DOCUMENTS BY FAX

Advocates & Solicitors. Commissioners for Oaths & Notaries Public. Agents for Trade Mark

160 Robinson Road #15-06 Singapore 068 914   Tel: 65.6534 3288   Fax: 65.6534 0833  Email: legalservices@loopartners.com.sg

Loo & Partners LLP (Registration No. T08LL0566H), registered with limited liability in Singapore under the Limited Liability Partnerships Act 2008, was converted from the firm “Loo & Partners” to a limited liability partnership with effect from 28 May 2008.

3.	Opinion

Based on the foregoing and subject to the qualifications herein, we are of the opinion, or we note (as the case may be) that:

Singapore Legal Matters

(a)	The statements set forth in the Registration Statement under the captions “Enforceability of Civil Liabilities – Singapore” and “Regulatory Environment - Laws and Regulations Relating to our Business in Singapore” insofar as such statements constitute summaries of the Singapore legal matters referred to therein as of the date hereof, fairly summarise the matters referred to therein as of the date hereof and do not contain any material misstatement or omission of such matters.

Statements in the Registration Statement

(b)	The statements in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Our History and Structure”, “Regulations”, and elsewhere insofar, to the extent that such statements describe or summarize Singapore legal or regulatory matters, or documents, agreements or proceedings governed by Singapore Laws, are true, accurate, complete and correct in all material respects, and fairly present or fairly summarize in all material respects the Singapore Laws and regulatory matters, documents, agreements or proceedings referred to therein; and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

4.	Qualifications

Our opinion above is subject to the following qualifications:

(a)	we have made no investigation into, and do not express or imply any views on, the laws or regulations of any country other than Singapore or on any non-legal regulation or standard such as but not limited to accounting, financial or technical rules or standard. In respect of the Registration Statement, we have assumed due compliance with all matters concerning the laws of all other jurisdictions other than Singapore;

(b)	we neither give nor imply any opinion as to any tax consequences of any transactions contemplated by the Offering; and

(c)	except as may be expressly described herein, we have not undertaken any independent investigation to determine the existence or absence of any facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our serving as counsel in giving this letter.

5.	Conclusion

(a)	We hold ourselves out as only having legal expertise and our statements in this letter are made only to the extent that a law firm practising Singapore law in Singapore, having our role in connection with the Offering, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts.

(b)

We hereby consent to the utilisation of this opinion in the Registration Statement, and we also authorise its filing as an exhibit therein. In addition, we consent to the inclusion of references to our name within the said Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

(c)	This opinion is only for the benefit of the person to whom it is addressed, subject to the condition that such person accepts and acknowledges that this opinion may not be appropriate or sufficient for such person’s purposes, and is strictly limited to the matters expressly stated herein and is not to be read as extending by implication to any other matter in connection with the Offering, the Registration Statement or otherwise, including without limitation any other documents which may be executed and delivered in connection with any transaction contemplated thereunder. Further, except for the purposes of filing this opinion with the SEC as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable), or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully

/s/ Loo & Partners LLP

Loo & Partners LLP

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